Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in Registration Statement No. 333-138750 on Form S-1 of our report dated March 19, 2007, relating to the financial statements of Coleman Cable, Inc. and subsidiaries, appearing in the Supplement to the Prospectus, dated March 27, 2007, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois
March 27, 2007